As filed with the Securities and Exchange Commission on March 7, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Abbott Laboratories

(Exact name of registrant as specified in its charter)

Illinois	36-0698440
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Abbott Laboratories
100 Abbott Park Road	60064-6400
Abbott Park, Illinois	(Zip Code)
(Address of Principal Executive Offices)

ABBOTT LABORATORIES STOCK RETIREMENT PROGRAM

(Full title of the plan)

Laura J. Schumacher

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois  60064-6400

(Name and address of agent for service)

Telephone number, including area code, of agent for service:  (847) 937-6100

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (a)	Proposed maximum aggregate offering price (a)	Amount of registration fee (a)
Common shares (without par value)	14,000,000	$52.725	$738,150,000	$22,661

(a)           In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.  The filing fee has been calculated in accordance with Rule 457(c) based on the average of the high and low prices of Registrant’s Common Shares reported on the New York Stock Exchange on March 6, 2007.

Pursuant to General Instruction E, the contents of Abbott Laboratories Stock Retirement Program Registration Statement on Form S-8 (File no. 33-50452) are incorporated herein by reference.

Part II. Information Required in the Registration Statement

Item 5.Interests of Named Experts and Counsel

Laura J. Schumacher, Esq., Executive Vice President, General Counsel and Secretary of the Registrant, whose opinion is included herewith as Exhibit 5, beneficially owned as of February 28, 2007, approximately 121,614 Common Shares of the Registrant (this amount includes approximately 4,934 shares held for the benefit of Ms. Schumacher in the Abbott Laboratories Stock Retirement Trust pursuant to the Abbott Laboratories Stock Retirement Plan) and held options to acquire 377,329 Common Shares of which options to purchase 186,995 Common Shares are currently exercisable.

Item 8.  Exhibits

Reference is made to the Exhibit Index which is incorporated herein by reference.  Neither an opinion of counsel concerning the Program’s compliance with the requirements of ERISA nor an Internal Revenue Service (“IRS”) determination letter is furnished because the Registrant undertakes that it will submit, or has submitted, the Abbott Laboratories Stock Retirement Program and any amendments thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Program.

SIGNATURES

THE REGISTRANT.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in unincorporated Lake County, and State of Illinois, on February 28, 2007.

ABBOTT LABORATORIES

By:	/s/ MILES D. WHITE
Miles D. White,
Chairman of the Board and
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Miles D. White and Laura Schumacher, Esq., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Chairman of the Board,	February 28, 2007
/s/ MILES D. WHITE	Chief Executive Officer, and
Miles D. White	Director

President and Chief
	Operating Officer,	February 28, 2007
/s/ RICHARD A. GONZALEZ	and Director
Richard A. Gonzalez
	Executive Vice President, Finance and	February 28, 2007
/s/ THOMAS C. FREYMAN	Chief Financial Officer (Principal
Thomas C. Freyman	Financial Officer)

	Vice President and Controller	February 28, 2007
/s/ GREG W. LINDER	(Principal Accounting Officer)
Greg W. Linder

/s/ ROXANNE S. AUSTIN	Director
Roxanne S. Austin		February 28, 2007

/s/ WILLIAM M. DALEY	Director
William M. Daley		February 28, 2007

/s/ W. JAMES FARRELL	Director	February 28, 2007
W. James Farrell

/s/ H. LAURANCE FULLER	Director	February 28, 2007
H. Laurance Fuller

/s/ JACK M. GREENBERG	Director	February 28, 2007
Jack M. Greenberg

/s/ DAVID A. L. OWEN	Director	February 28, 2007
David A. L. Owen

/s/ BOONE POWELL JR.	Director	February 28, 2007
Boone Powell Jr.

/s/ W. ANN REYNOLDS	Director	February 28, 2007
W. Ann Reynolds

/s/ ROY S. ROBERTS	Director	February 28, 2007
Roy S. Roberts

/s/ WILLIAM D. SMITHBURG	Director	February 28, 2007
William D. Smithburg

THE PLAN.  Pursuant to the requirements of the Securities Act of 1933, the Abbott Laboratories Stock Retirement Program has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in unincorporated Lake County, and State of Illinois, on the 28th  day of February, 2007.

ABBOTT LABORATORIES STOCK RETIREMENT PROGRAM

By:	/s/ STEPHEN R. FUSSELL
Stephen R. Fussell, Plan Administrator

EXHIBIT INDEX

Exhibit No.	Description

4	Abbott Laboratories Stock Retirement Program.

5	Opinion of Laura J. Schumacher.

23.1	The consent of counsel, Laura J. Schumacher, is included in her opinion.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Deloitte & Touche LLP.

24	Power of Attorney is included on the signature page.